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                                                                    EXHIBIT 10.2


                                                                February 1, 2000



Mr. Randy Ruhlman
Ruhlman Motor Sports
2530 Brandt Forest Court
Greensboro, NC  27455


Dear Randy:

We are pleased to have the opportunity to be associated with Ruhlman Motorsports for the 2000 race season. The move to the Oldsmobile Aurora is very exciting and should contribute to an enhanced visibility this year.

Regarding our 2000 sponsorship fee, PLP(R) agrees to pay Ruhlman Motorsports $658,000 this season. Enclosed is a check for $300,000. The payment schedule for the remainder of the fee is as follows:

                        March 2000        $179,000
                        April 2000        $179,000

As in the past, PLP agrees to pay for crash damage not to exceed $25,000 this season. "Fender bender" type accidents or maintenance items will not qualify for crash damage reimbursement.

Currently, we are committed to customer related activities at the Long Beach and Cleveland events. Other events are still being considered. The Concord event will be open to many PLP employees from the Albemarle plant, and SMP may be interested as well. At this point, we do not plan to sponsor a chalet.

We are re-evaluating our requirements for shirts, etc., and, therefore, need to review this area with you or Cristi before vendor commitments are in place.

Randy, we anticipate an exciting and successful 2000 season. We look forward to building stronger customer relationships in the coming months through our unique association with Ruhlman Motorsports. Please call me if there should be any questions.

                                                      Regards,

                                                      /s/ Jon Barnes
                                                      ----------------------
RJB:jkj                                                     Jon Barnes

cc:   J. R. Ruhlman, R. G. Ruhlman